Consent of Independent Registered Public Accounting Firm
We consent to inclusion on Form 8-K of State Bank Financial Corporation of our report dated March 31, 2017, with respect to the consolidated balance sheet of AloStar Bank of Commerce as of December 31, 2016, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2016, which report appears in the Form 8‑K of State Bank Financial Corporation dated October 23, 2017.
/s/KPMG LLP
Birmingham, Alabama
October 23, 2017